- --------                                          ---------------------------
 FORM 5                                                   OMB APPROVAL
- --------                                          ---------------------------
                                                  OMB Number:          3235-0362
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ......  1.0
                                                  -----------------------------


/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/X/ Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

- -----------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Lee,          Jimmy            S.H.           Mercer International Inc. (MERCS)             Issuer (Check all applicable)
- -------------------------------------------    ----------------------------------------------       Director        10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    Burglistrasse 6, Postfach                     Number of Reporting        Month/Year          X  Officer (give  X  Other(specify
- -------------------------------------------       Person (Voluntary)         1998             ----        title ---      below)
                 (Street)                                                 -------------------               below)
    8002 Zurich Switzerland                                                5. If Amendment,          Chief Executive Officer
- -------------------------------------------                                  Date of Original       and Trustee
  (City)           (State)           (Zip)                                   (Month/Year)           ------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form Filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  One Reporting Person
- --------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
- --------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/                 ----------------------------                         Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

- ---------------------------------------------------------------------------------------------------------------------------------
  Common Stock                                                                           14,000                D
- ---------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)

                                                                               (Print or Type Responses)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

- --------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
- -------------------------------------------------------------------------------------------------------------------------------
  Employee Stock Option
  (Right to Buy)             $18.47      12/24/96      A        75,000        12/24/96 12/24/06  Common    75,000
                                                                                (2)              Stock
- --------------------------------------------------------------------------------------------------------------------------------
  Employee Stock Option
  (Right to Buy)             $ 8.50       7/8/97       A       160,000         7/8/97   7/8/07   Common   160,000
                                                                                (2)
- --------------------------------------------------------------------------------------------------------------------------------
  Employee Stock Option
  (Right to Buy)             $ 6.00      10/28/98      A        90,000        10/28/98 10/28/08  Common    90,000
                                                                                (2)
- --------------------------------------------------------------------------------------------------------------------------------


- -------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Month                (Instr. 4)
                                (Instr. 4)

- -------------------------------------------------------------------------------------------------------
  Employee Stock Option
  (Right to Buy)                75,000                   D
- -------------------------------------------------------------------------------------------------------
  Employee Stock Option
  (Right to Buy)               160,000                   D

- -------------------------------------------------------------------------------------------------------
  Employee Stock Option
  (Right to Buy)                90,000                   D

- -------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------
Explanation of Responses:


     (1) Granted pursuant to the issuer's Amended and Restated 1992 Stock Option Plan.

     (2) One-third of the options vests upon grant and one third vests on each of the first two anniversaries of the grant date.



                              /s/ Jimmy S. H. Lee                 2/26/99
                              _______________________________     _____________
                              **Signature of Reporting Person     Date




     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.